                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.2)*

                           CENTRAL PARKING CORPORATION
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                   154785 10 9
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [x]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended ("Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                         (Continued on following pages)

                                Page 1 of 5 Pages

CUSIP NO. 154785 10 9            SCHEDULE 13G/A
                             (cover page continued)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Carell Children's Trust
         62-6203543

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                         (a) [ ]
                                                                         (b) [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Tennessee

NUMBER OF SHARES  5.       SOLE VOTING POWER

                           7,467,572

BENEFICIALLY      6.       SHARED VOTING POWER

                           None

OWNED BY EACH     7.       SOLE DISPOSITIVE POWER

                           7,467,572

REPORTING PERSON  8.       SHARED DISPOSITIVE POWER

                           None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,467,572

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES* [ ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         28.36%

12.      TYPE OF REPORTING PERSON

         OO

                                Page 2 of 5 Pages

                                 SCHEDULE 13G/A

ITEM 1(a).        NAME OF ISSUER:           CENTRAL PARKING CORPORATION

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2401 21st Avenue South, Suite 200, Nashville, Tennessee 37212

ITEM 2(a).        NAME OF PERSON FILING:  The Carell Children's Trust

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  800 Nashville City Center, 511 Union Street, Nashville, Tennessee 37219-1743

ITEM 2(c).        CITIZENSHIP:  Tennessee

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, Par Value $.01 per share

ITEM 2(e).        CUSIP NUMBER:             154785 10 9

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2
                  (B), CHECK WHETHER THE PERSON FILING IS:

                  (a)  [ ]    BROKER OR DEALER REGISTERED UNDER THE ACT

                  (b)  [ ]    BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

                  (c)  [ ]    INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19)
                              OF THE ACT

                  (d)  [ ]    INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                              THE INVESTMENT COMPANY ACT

                  (e)  [ ]    INVESTMENT ADVISER REGISTERED UNDER SECTION 203
                              OF THE INVESTMENT ADVISERS ACT OF 1940

                  (f)  [ ]    EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS
                              SUBJECT TO THE PROVISIONS OF THE EMPLOYEE
                              RETIREMENT INCOME SECURITY ACT OF 1974 OR
                              ENDOWMENT FUND; SEE SS.240.13D-1(B)(1)(II)(F)

                  (g)  [ ]    PARENT HOLDING COMPANY, IN ACCORDANCE WITH SS.
                              240.13D-1(B)(II)(G); SEE ITEM 7

                  (h)  [ ]    GROUP, IN ACCORDANCE WITH SS.240.13D-1(B)(1)(II)
                              (H)

ITEM 4.           OWNERSHIP:

                  (a)  AMOUNT BENEFICIALLY OWNED:            7,467,572

                  (b)  PERCENT OF CLASS:         28.36%

                                Page 3 of 5 Pages

                                 SCHEDULE 13G/A

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                        7,467,572

                  (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                        None

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                        7,467,572

                  (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                        None

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ].

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATION.

                                Page 4 of 5 Pages

                                 SCHEDULE 13G/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       THE CARELL CHILDREN'S TRUST

                                       By: The Equitable Trust Company, Trustee

                                       By: /s/ M. Kirk Scobey, Jr.
                                          -------------------------------
                                          M. Kirk Scobey, Jr.
                                          Executive Vice President

Date:    February 12, 1998

                                Page 5 of 5 Pages